WHITEWAVE SPIN-OFF FROM DEAN FOODS COMPLETED
Reduction in the Voting Rights of Class B Common Stock Effective;
Stock Repurchase Program Authorized

Broomfield, Colo. (May 23, 2013) – The WhiteWave Foods Company (“WhiteWave”) (NYSE: WWAV) today announced that Dean Foods Company has completed the distribution to Dean Foods stockholders of a portion of its remaining equity interest in WhiteWave. After the close of business today, Dean Foods distributed an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013.

Based on the shares of Dean Foods common stock outstanding as of May 17, 2013, the record date for the distribution, each share of Dean Foods common stock received 0.25544448 shares of WhiteWave Class A common stock and 0.36380189 shares of WhiteWave Class B common stock in the distribution.

Fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock were not distributed to Dean Foods stockholders. Instead, the fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Dean Foods stockholders who would otherwise receive WhiteWave fractional shares. The spin-off was structured to qualify as a tax-free distribution to Dean Foods stockholders for U.S. federal tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Dean Foods stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution.

Effective upon the distribution, the previously announced reduction in the voting rights of WhiteWave Class B common stock became effective. Each share of WhiteWave Class B common stock now is entitled to ten votes with respect to the election and removal of WhiteWave directors and one vote with respect to all other matters submitted to a vote of WhiteWave’s stockholders.

“As an independent company, The WhiteWave Foods Company is well positioned to grow and create shareholder value as a result of strong brand equity in on-trend categories,” said Gregg Engles, WhiteWave Chairman and CEO. “The spin-off will provide WhiteWave with greater flexibility to build its portfolio of great-tasting, nutritious and responsibly-produced products. We look forward to our future as an independent company with a clear strategy, a leading portfolio of trusted brands and a culture of continuous innovation.”

WhiteWave Class A common stock currently trades on the NYSE under the symbol “WWAV” and, beginning on May 24, 2013, WhiteWave Class B common stock will trade on the NYSE under the symbol “WWAV.B”.

Following the distribution, Dean Foods continues to own an approximate 19.9% economic interest in WhiteWave, which Dean Foods has stated that it expects to dispose of within 18 months after the distribution in one or more debt-for-equity exchanges or other tax-free dispositions.

Stock Repurchase Program Authorized
WhiteWave also announced today that its Board of Directors has authorized a share repurchase program, under which the company may repurchase up to $150 million of its common stock. The primary purpose of the program will be to offset dilution from WhiteWave’s equity compensation plans, but the company also may make discretionary, opportunistic purchases. Shares may be repurchased under the program from time to time in one or more open market or other transactions, at the discretion of the company, subject to market conditions and other factors. The authorization to repurchase shares will end when the company has repurchased the maximum amount of shares authorized, or the company’s Board of Directors has determined to discontinue such repurchases.

About The WhiteWave Foods Company
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe.  WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products.  WhiteWave’s widely-recognized, leading brands distributed in North America include Silk® plant-based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, and Horizon Organic® premium dairy products.  Its popular European brands of plant-based foods and beverages include Alpro® and Provamel®.

To learn more about WhiteWave, visit http://www.whitewave.com.

Forward-Looking Statements
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, dispositions of Dean Foods’ remaining ownership interest in WhiteWave. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The disposition of Dean Foods’ remaining ownership interest in WhiteWave in one or more tax-free dispositions after the spin-off would be subject to various conditions, including the existence of satisfactory market conditions. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of WhiteWave’s most recent Annual Report on Form 10-K. The forward-looking statements in this press release speak only as of the date of this release. WhiteWave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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